Exhibit 10 (a) (xii)
H. J. HEINZ COMPANY
Executive Deferred Compensation Plan
(as amended and restated effective January 1, 2005)

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H. J. Heinz Company
Executive Deferred Compensation Plan
Article 1. Effective Date and Purpose
1.1 Effective Date. H. J. Heinz Company (the “Company”) established the “H. J. Heinz Company Executive Deferred Compensation Plan” (the “Plan”) effective as of June 8, 1994. The Plan was amended and restated effective as of January 1, 1998. On September 12, 2000 January 11, 2001, and December 27, 2001, the Plan was again amended and restated effective as of those dates. Effective January 1, 2005, the Plan was again amended and restated as described herein. This amended and restated Plan shall govern amounts deferred under the Plan on or after January 1, 2005; the prior version of the Plan shall continue to govern amounts deferred under the Plan on or before December 31, 2004.
1.2 Purpose. The Plan is a deferred compensation plan for key employees the primary purpose of which is to provide certain key employees of the Company, or an “Affiliate” (as defined in Section 3.1) of the Company, with deferred cash awards and the opportunity to voluntarily defer a portion of their compensation, in each case subject to the terms of the Plan. By adopting the Plan, the Company desires to enhance its ability to attract and retain employees of outstanding competence.
Article 2. Administration
2.1 The Committee. Subject to the provisions of Section 10.8, the Plan shall be administered by the Management Development & Compensation Committee of the Board of Directors of the Company (“Board”) or any other successor Committee appointed by the Board (the “Committee”). The members of the Committee shall be appointed by, and shall serve at the discretion of, the Board.
2.2 Authority of the Committee. Except as limited by law or by the Company’s Articles of Incorporation or Bylaws, and subject to the provisions herein, the Committee shall have authority to select eligible employees of the Company for participation in the Plan; determine the terms and conditions of each employee’s participation in the Plan; select the recipients of deferred cash awards and determine the amounts and terms of such awards; interpret the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and, subject to Article 9 herein, amend the terms and conditions of the Plan and any agreement entered into under the Plan. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate any of its authority granted under the Plan to such other person or entity it deems appropriate, including but not limited to, senior management of the Company. The Committee shall also have the authority, as it determines in its sole discretion to be necessary or appropriate, to administer under the provisions of this Plan, and in a manner consistent with the provisions of such other plans, any grants and awards made under any other plans of the Company that may be deferred under this Plan.
2.3 Guidelines. Subject to the provisions herein, the Committee may adopt written guidelines for the implementation and administration of the Plan.
2.4 Decisions Binding. All determinations and decisions of the Committee arising under the Plan shall be final, binding, and conclusive upon all parties.
Article 3. Eligibility and Participation
3.1 Eligibility. Subject to Section 3.2, Employees eligible to be selected to participate in the Plan in any fiscal year of the Company (hereinafter, a “Year”) include full-time, salaried employees of the Company, or an “Affiliate” of the Company who are key employees, as determined by the Committee in its sole discretion. “Affiliate” shall mean H. J. Heinz Finance Company and any corporation, partnership, trust or sole proprietorship, whether domestic or foreign, which is affiliated with the Company through direct or indirect ownership of greater than fifty percent (50%) of the voting and equity interests therein.
3.2 Limitation on Eligibility. It is the intent of the Company that the Plan qualify for treatment as a “top hat” plan, that is, an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor Act thereto (“ERISA”), and therefore is exempt from Parts 2, 3, and 4 of Title I of ERISA. Accordingly, to the extent required by ERISA to obtain such “top hat” treatment, eligibility shall be extended only to those executives who comprise a select group of management or highly compensated employees. Further, the Committee may place such additional limitations on eligibility as it deems necessary and appropriate under the circumstances.

3.3 Participation. Participation in the Plan shall be determined annually by the Committee based upon the criteria set forth in Sections 3.1 and 3.2 herein. An employee who is chosen to participate in the Plan in any Year (a “Participant”) shall be so notified in writing. In the event a Participant selected to participate in the Plan on an elective basis no longer meets the criteria for participation, such Participant shall become an inactive Participant, retaining all the rights described under the Plan, except the right to make any further deferrals, until such time that the Participant again becomes an active Participant.
3.4 Partial Year Eligibility. In the event that an employee first becomes eligible to participate in the Plan on an elective basis during a Year, within thirty (30) calendar days after becoming eligible such employee shall be notified by the Company of his or her eligibility to participate, and the Company shall provide each such employee with an Election Form, which must be completed by the employee as provided in Section 4.2 herein within said thirty (30) day period.
3.5 No Right to Participate. No employee shall have the right to be selected as a Participant, or having been so selected for any given Year, to be selected again as a Participant for any other Year.
Article 4. Elective Deferrals
4.1 Amount Which May Be Deferred. A Participant may elect to defer, in any Year, up to one hundred percent (100%) of eligible components of Compensation, including, but not limited to, Bonus, Long-Term Awards and Discretionary Awards, all as defined herein; provided, however, that the Committee shall have sole discretion to designate which components of Compensation are eligible for deferral elections under the Plan in any given Year. In addition, the Committee may, in its sole discretion, designate the minimum amount or increments of any single eligible component of Compensation which may be deferred in any Year or establish any other limitations as it deems appropriate in any Year. The following definitions shall apply for purposes of this Plan:
(a) “Bonus” means any incentive award based on an assessment of performance, payable by the Company to a Participant with respect to the Participant’s services during a Year, including, but not limited to, amounts awarded under the H.J. Heinz Company Annual Incentive Plan (“AIP”) or the H.J. Heinz Company Senior Executive Incentive Compensation Plan (“SEICP”); provided, however, that for purposes of the Plan, “Bonus”

shall not include incentive awards which relate to a period exceeding one (1) Year.
(b) “Long-Term Award” means any cash award payable to a Participant pursuant to a Company program that establishes incentive award opportunities that are contingent upon performance that is measured over a calendar or fiscal year period in excess of one (1) Year.
(c) “Discretionary Award” means any cash award payable to a Participant not described in (a) or (b) above.
(d) “Compensation” means the gross salary, Bonus, Long-Term Awards, Discretionary Awards, and any other payments eligible for deferral under the Plan, which are payable to a Participant with respect to services performed.
4.2 Time of Deferral Election. An election to defer a component of Compensation permitted by the Committee to be deferred by a Participant under the Plan shall be given effect in accordance with the following timing rules:
(a) An election to defer “Bonus” for any Year shall apply only if a properly executed Election Form has been filed with the Committee, or its designee, on or before the commencement of the period of services to which the “Bonus” relates; provided, however, that if the “Bonus” qualifies as “performance-based compensation” under Internal Revenue Code (“Code”) section 409A, on or before the date that is six months before the end of the performance period to which such “Bonus” relates.
(b) An election to defer a “Long-Term Award” shall apply only if a properly executed Election Form has been filed with the Committee on or before the commencement of the period of services to which the “Long-Term Award” relates; provided, however, that if the “Long-Term Award” qualifies as “performance-based compensation” under Code section 409A, on or before the date that is six months before the end of the performance period to which such “Long-Term Award” relates; and further provided that if the “Long-Term Award” qualifies as “performance-based compensation” under Code section 409A and if there is more than one performance period in a multi-year award period the election to defer with respect to each performance period of at least twelve (12) consecutive months within such multi-year award period must be filed with the

Committee on or before the date that is six months before the end of each such performance period.
4.3 Content of Deferral Election. All deferral elections shall be irrevocable, and shall be made on an Election Form, as described herein. Participants shall make the following irrevocable elections on each Election Form:
(a) The amount to be deferred with respect to each eligible component of Compensation for the Year;
(b) The length of the deferral period with respect to each eligible component of Compensation, pursuant to the terms of Section 4.4 herein; and
(c) The form of payment to be made to the Participant at the end of the deferral period(s), pursuant to the terms of Section 4.5 herein.
Notwithstanding the amounts requested to be deferred pursuant to Subparagraph (a) above, the limits on deferrals determined under Section 4.1 herein shall apply to the requested deferrals each Year.
4.4 Length of Deferral. The deferral periods elected by each Participant with respect to deferrals of Compensation (and accumulated investment gains and losses thereon) for any Year shall be at least equal to one (1) year following the end of the Year in which the Compensation is earned, and shall be no greater than the date of retirement or other “Separation from Service” (as defined in Section 4.7), whichever is earlier. However, notwithstanding the deferral periods elected by a Participant pursuant to Section 4.3(b) or the form of payment in effect under Section 4.3(c), payment of deferred amounts and accumulated investment gains or losses thereon shall be accelerated in the event the Participant’s employment with the Company is terminated by reason of death or, at the election of the Participant, total disability, as defined in Treasury Regulation section 1.409A-3(i)(4), at any time prior to full payment of deferred amounts and accumulated investment gains or losses thereon. Notwithstanding a Participant’s irrevocable deferral election, the Participant may extend the deferral period originally elected by such Participant to a later date, but not later than “Separation from Service” (as defined in Section 4.7), with respect to amounts which are not otherwise payable prior to twelve (12) months after the end of the calendar month in which any such election to extend the deferral period is made, and provided that any such re-deferral must extend the payment for a period of not less than five (5) years from the date such payment would otherwise have been made. For purposes of such re-deferral elections, a series of installment payments shall be treated as a single payment, and the re-deferral rules described herein apply to the first such installment payment.
4.5 Payment of Deferred Amounts. Participants shall be entitled to elect to receive payment of electively deferred amounts, together with accumulated investment gains or losses thereon, at the end of the deferral period in a single lump sum cash payment (or in shares of Company stock in the case of deferred amounts that are invested in the H. J. Heinz Capital Stock hypothetical investment account described in Section 6.3(b)), by means of installments, or in such other format approved by the Committee.
(a) Lump Sum Payment. Such payment shall be made in cash (or in shares of Company stock in the case of deferred amounts that are invested in the H. J. Heinz Capital Stock hypothetical investment account described in Section 6.3(b)), within ninety (90) calendar days of the date specified by the Participant as the date for payment of deferred Compensation as described in Section 4.3 and 4.4 hereof (provided, however, that if this 90 day period overlaps two taxable years of the Participant the Participant does not have the right to designate the taxable year of the payment).
(b) Installment Payments. Participants may elect payout in installments, with a minimum number of installments of two (2) and a maximum of fifteen (15). The initial payment shall be made in cash (or in shares of Company stock in the case of deferred amounts that are invested in the H. J. Heinz Capital Stock hypothetical investment account described in Section 6.3(b)) within ninety (90) calendar days after the commencement date selected by the Participant pursuant to Sections 4.3 and 4.4 hereof (provided, however, that if this 90 day period overlaps two taxable years of the Participant the Participant does not have the right to designate the taxable year of the payment). The remaining installment payments shall be made in cash (or in shares of Company stock in the case of deferred amounts that are invested in the H. J. Heinz Capital Stock hypothetical investment account described in Section 6.3(b)) each calendar year thereafter, until the Participant’s entire deferred compensation account has been paid. Investment gains and losses shall accrue on the deferred amounts in the Participant’s deferred compensation account, as provided in Section 6.2 of this Plan. The amount of each installment payment shall be equal to the balance remaining in the Participant’s deferred compensation account immediately prior to each such payment, multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the number of installment payments remaining.
(c) Alternative Payment Schedule. A Participant may submit an alternate payment schedule to the Committee for approval; provided, however, that no such alternate payment schedule shall be permitted unless, consistent with Section 10.8, it is approved by the Committee prior to the commencement of the relevant service period to which such deferred Compensation relates.
4.6 Unforeseeable Emergency. The Committee shall have the authority to alter the timing or manner of payment of deferred amounts in the event that the Participant establishes, to the satisfaction of the Committee, an “unforeseeable emergency,” as defined in Treasury Regulation section 1.409A-3(i)(3)(i). In such event, consistent with Section 10.8, the Committee may, in its sole discretion:
(a) Authorize the cessation of deferrals by such Participant under the Plan; or
(b) Provide that all or a portion of the amount previously deferred by the Participant shall immediately be paid in a lump-sum cash (or in shares of Company stock in the case of deferred amounts that are invested in the H. J. Heinz Capital Stock hypothetical investment account described in Section 6.3(b)) payment, provided that such payment is limited to the amount reasonably necessary to satisfy the emergency need, as required by Code section 409A; or
(c) Provide that all or a portion of the installments payable over a period of time shall immediately be paid in a lump-sum cash (or in shares of Company stock in the case of deferred amounts that are invested in the H. J. Heinz Capital Stock hypothetical investment account described in Section 6.3(b)) payment, provided that such payment is limited to the amount reasonably necessary to satisfy the emergency need, as required by Code section 409A.
For purposes of this Section 4.6, “unforseeable emergency” shall be determined by the Committee, in its sole discretion, in accordance with all applicable laws and consistent with the limitations of Code section 409A and the provisions of Section 10.8. The Committee’s decision with respect to the severity of financial hardship and the manner in which, if at all, the Participant’s future deferral opportunities shall be ceased, and/or the manner in which, if at all, the payment of deferred amounts of the Participant shall be altered or modified shall be consistent with the limitations of Code section 409A and the provisions of Section 10.8, and shall be final, conclusive, and not subject to appeal. Investment gains and losses will be credited in accordance with Article 6 up to the date of distribution.
4.7 Limits on Distributions to Specified Employees pursuant to Code Section 409A. Notwithstanding anything in this Article 4 to the contrary, to the extent that “deferred compensation” (as defined by Code section 409A) is payable from this Plan, in the case of a “Specified Employee,” payment shall not be made before the earlier of: (i) the date that is 6 months after the date of Separation from Service of such Participant or (ii) the date of the Specified Employee’s death.
For purposes of this Section 4.7, Specified Employee shall mean, for each 12-month period beginning on May 1st, a person who met the requirements of Code section 416(i)(a)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5)) as of the identification date for such 12-month period, which shall be the first day of the calendar year in which such 12-month period begins. For purposes of this determination a person is a Specified Employee on the applicable identification date if he or she is a Specified Employee under the requirements of Code section 416(i)(1)(A)(i), (ii) or (iii), applied as indicated above, at any time during the 12 month period ending on the applicable identification date. In other words, the identification of Specified Employees is determined for the 12 month period ending on each January 1st, and such identified Specified Employees are Specified Employees for purposes of this Plan effective for the 12 month period beginning on the immediately following May 1st of that same calendar year in which the applicable identification date occurred.
Separation from Service shall mean the death of the Participant or the retirement or other termination of employment of the Participant such that he ceases to be an employee of the Company or a Subsidiary (as such term is defined in Section 5.4(a), but in all cases requiring direct and/or indirect ownership of at least a fifty percent (50%) voting or profits interest) of the Company, provided that no change in a Participant’s employment status shall be considered a Separation from Service unless it would be treated as such pursuant to regulations under Code section 409A. For purposes of determining whether or not a Separation from Service has occurred if an employee is expected to work less than 50% of the time that he/she worked in the preceding 36 month period a termination of employment is presumed to have occurred, and if an employee is expected to work greater than or equal to 50% of the time that he/she worked in the preceding 36 month period a termination of employment is presumed not to have occurred.

Article 5. Nonelective Deferrals
5.1 Deferred Cash Awards. Subject to the requirements of Code section 409A and the provisions of Section 10.8, the Committee may, at its discretion during any Year, make deferred cash awards on behalf of designated Participants, subject to the applicable vesting requirements as provided under Section 5.3, in amounts in the aggregate not to exceed 50% of the total amounts awarded under both the Company’s Annual Incentive Plan (“AIP”) and the Company’s Senior Executive Incentive Compensation Plan (“SEICP”) during the prior Year.
5.2 Deferred Period. The period of time during which each such award shall be deferred, and the form, manner and timing of payment, shall be as specified by the Committee at the time of the grant of such deferred cash awards; provided, however, that the Committee shall have the authority to alter the timing of any specified payout schedule with respect to vested nonelective deferrals upon the Participant’s establishing, pursuant to the rules and procedures established in Section 4.6, the existence of an unforeseeable emergency, as defined in Treasury Regulation section 1.409A-3(i)(3)(i). Notwithstanding the deferral periods or form of payment specified by the Committee in its grants of deferred cash awards, payment of deferred amounts and accumulated investment gains or losses thereon with respect to vested nonelective deferrals shall be accelerated in the event the Participant’s employment with the Company is terminated by reason of death or, at the election of the Participant, “total disability,” as defined in Treasury Regulation section 1.409A-3(i)(4), at any time prior to full payment of such deferred amounts and accumulated investment gains or losses thereon. Notwithstanding the deferral periods or form of payment specified by the Committee in a Nonelective Deferral, a Participant may extend the deferral period originally specified by the Committee in the award grant to a later date, but not later than “Separation from Service” (as defined in Section 4.7), with respect to amounts that are not otherwise payable prior to twelve (12) months after the end of the month in which any such election to extend the deferral period is made, and provided that any such re-deferral must extend the payment for a period of not less than five (5) years from the date such payment would otherwise have been made. For purposes of such re-deferral elections, a series of installment payments shall be treated as a single payment, and the deferral rules described herein apply to the first such installment payment.
5.3 Vesting Requirements. The Committee at the time of granting a deferred cash award under this Article 5, in its sole discretion, may impose vesting requirements with respect to such award pursuant to which all or a portion of such award may be forfeited under conditions specified by the Committee. Notwithstanding the imposition of vesting requirements with respect to any award, the entire amount of such award and any additions thereto pursuant to Section 6.5 shall become 100% vested and nonforfeitable in the following circumstances: (a) upon the occurrence of a Change in Control as defined in Section 5.4; (b) upon the termination of employment of the Participant as a result of the Participant’s death; (c) upon the termination of employment of the Participant as a result of the Participant’s total disability; (d) upon the termination of employment of the Participant as a result of the Participant’s retirement under any retirement plan of the Company or a Subsidiary (as such term is defined in Section 5.4(a)) of the Company; or (e) upon the termination of employment of the Participant that constitutes an involuntary termination of employment without cause. For purposes of subparagraph (c) above, “total disability” shall be determined as defined in the Company’s Long-Term Disability Plan, and the determination of the existence of “total disability” shall be made by the Committee and such determination by the Committee shall be final. For purposes of subparagraph (d) above, the determination of the existence of “retirement” shall be made by the Committee and such determination by the Committee shall be final. For purposes of subparagraph (e) above, “cause” shall mean an act of dishonesty, moral turpitude or an intentional or grossly negligent act detrimental to the best interests of the Company or a Subsidiary (as such term is defined in Section 5.4(a)) of the Company.
5.4 Change in Control. The term “Change in Control’’ shall mean any of the following events:
(a)	An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition that would cause a Change in Control. A “Non-Control Acquisition” means an acquisition by: (i) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any Subsidiary (as hereinafter defined); (ii) the Company or any

Subsidiary; or (iii) any Person in connection with a transaction described in paragraph (c) below. “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

(b)	The individuals who, as of the Effective Date (set forth in Section 1.1), are members of the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board of Directors; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(c)	A merger, consolidation or reorganization involving the Company or a Subsidiary, unless
(1)	the Voting Securities of the Company, immediately before such merger, consolidation or reorganization, continue immediately following such merger, consolidation or reorganization to represent, either by remaining outstanding or by being converted into voting securities of the surviving corporation resulting from such merger, consolidation or reorganization or its parent (the “Surviving Corporation”), at least 60% of the combined voting power of the outstanding voting securities of the Surviving Corporation;

(2)	the individuals who were members of the Incumbent Board immediately before the execution of the agreement providing for such merger, consolidation or reorganization constitute more than one-half of the members of the board of directors of the Surviving Corporation; and

(3)	no person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any Person who, immediately before such merger, consolidation or reorganization had Beneficial Ownership of 15% or more of the then outstanding Voting Securities) has Beneficial Ownership of 15% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.
(d)	A complete liquidation or dissolution of the Company;

(e)	Completion of the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary); or

(f)	Any other transaction involving the Company designated as a “Change in Control” by a majority of the Board of Directors of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any additional voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
Article 6. Deferred Compensation Accounts

6.1 Participant Accounts. The Company shall establish and maintain an individual bookkeeping account (“Participant Account”) in the name of each Participant by or on behalf of whom deferrals have been made under Article 4 or Article 5 hereof. Each Participant Account shall have a subaccount (the “Elective Account”) for elective deferrals under Article 4 which shall be credited with each amount deferred under Article 4 as of the date that such amount otherwise would have become due and payable to the Participant. Each Participant Account established for a Participant on whose behalf an award has been made under Article 5 shall have a separate subaccount (“Nonelective Account”) that shall be credited with each such award as of the effective date of such award as determined by the Committee.
6.2 Investment Gains and Losses. The Participant’s Elective Account and the Participant’s Nonelective Account shall be credited with investment gains and losses commencing on the date the Elective Account or the Nonelective Account first has a positive balance. The investment gains and losses shall be based on the performance of the hypothetical investments described in Section 6.3 made available by the Committee from time to time, as selected by the Participant in accordance with the rules of Section 6.4. The value of the deferred compensation benefits paid under this Plan shall depend on the investment gains and losses credited to the Elective Account or the Nonelective Account, based on the Participant’s selections from among the investment alternatives. There shall be no guaranteed rate of return on the Elective Account or the Nonelective Account under this Plan. Nothing contained herein shall require the Company to invest the deferred amounts in any actual investments. Deferred amounts shall continue to accrue investment gains and losses until paid to Participants, or, if applicable in the case of Nonelective Accounts, until such amounts are forfeited by reason of vesting conditions imposed on such deferred amounts. Investment gains and losses credited on deferred amounts shall be paid out to Participants at the same time and in the same manner as the underlying vested deferred amounts.
6.3 Hypothetical Investment Choices. The Committee from time to time may make available any or all of the following hypothetical investments:
(a) Interest-Bearing Cash Account. A Participant’s Elective Account (or Nonelective Account, as the case may be) shall be credited daily with compound interest at the effective annual rate selected by the Committee and announced to Participants from time to time, provided that the designated interest rate constitutes a reasonable rate of interest (determined in accordance with Treasury Regulation section 31.3121(v)(2)-1(d)(2)(i)(C)).

(b) H. J. Heinz Capital Stock Account. Amounts credited to the Participant’s Elective Account (or Nonelective Account, as the case may be) shall be restated in the form of “stock units” and adjusted from time to time in accordance with the following rules:
(1) The number of units initially credited shall be determined by dividing the dollar amount to be credited to the Account by a unit value equal to the closing trading price of one share of the Company’s common stock on the day that the Compensation would have been paid but for the deferral, except that in the case of a deferral of any “Bonus” or “Long-Term Award” as defined in Section 4.1(b) and (c) respectively, such day shall be the day the Committee approves the amount of the award.
(2) The Participant’s Elective Account (or Nonelective Account, as the case may be) will also be credited with additional units equal to the dollar amount of dividends paid from time to time during the deferral period on a number of shares of the Company’s common stock equal to the number of units then credited to the Participant’s Elective Account (or Nonelective Account, as the case may be) divided by a unit value equal to the closing trading price of one share of the Company’s common stock on the day the dividend is paid.
(3) In the event of any change in the outstanding shares of the Company’s common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, then an equitable equivalent adjustment shall be made in the stock units credited to the Elective Accounts (or the Nonelective Accounts, as the case may be) under the Plan.
(4) When payment of a Participant’s Elective Account (or Nonelective Account, as the case may be) occurs, the portion thereof which is represented by stock units shall be payable, unless necessary to satisfy the Participant’s minimum statutory withholding obligations (as required by Article 8), by transferring to the Participant or beneficiary a number of shares of the Company’s common stock equal to the number of whole units then distributable from the Participant’s Elective Account (or

Nonelective Account, as the case may be), with cash in lieu of fractional units.
(c) Phantom Investment Alternatives. Each Phantom Investment Alternative is a phantom investment opportunity based on a publicly traded mutual fund or quoted benchmark such as the NASDAQ Combined Composite Index or the S&P 500 Index. The Committee will name the investment choices available under the Phantom Investment Alternatives from time to time. The portion of a Participant’s Elective Account (or the Participant’s Nonelective Account as the case may be) allocated to the Phantom Investment Alternatives will be credited with investment gains and losses based on the investment performance as periodically reported by the proxy mutual funds or quoted benchmarks using unit accounting as if the Participant’s deferred amounts had been invested in those portfolios. The accounting for additions to Phantom Investment Alternatives or redemptions therefrom shall be similarly based on unit accounting as of the date of the transaction.
6.4 Selection and Reallocation of Hypothetical Investment Choices. Investment choices may be made or changed in accordance with the following rules:
(a) A Participant shall designate on an Election Form the percentage of each deferred amount which shall be allocated to each available investment choice. In default of a complete designation, the Participant’s Elective Account or Nonelective Account, as the case may be (or the undesignated portion thereof) shall be credited with investment gains and losses in accordance with Section 6.3(a).
(b) The Participant may request a change in the allocation of previously deferred portions of his or her Elective Account (or Nonelective Account, as the case may be) among the various investment alternatives, provided, however, that amounts that have been allocated to the H. J. Heinz Capital Stock Account may not later be transferred to other investment options. Such changes may be made not more frequently than once during any calendar month and, to the extent administratively practical, will become effective as of the first day of the next calendar month following the Participant’s request provided the request is filed at least 3 business days before the end of the month. The Participant may also change the allocation that shall apply to any new elective deferral amounts and deferred cash awards under the same rules.

6.5 Additions to Nonelective Accounts. The Participant’s Nonelective Account, which is attributable to deferred cash awards described in Section 5.1, shall be credited with investment gains and losses in the manner specified in Section 6.2, based on the performance of the hypothetical investments described in Section 6.3 made available by the Committee from time to time, as selected by the Participant in accordance with the rules of Section 6.4.
6.6 Charges Against Accounts. There shall be charged against each Participant’s deferred compensation account and subaccounts any payments made to the Participant or to his or her beneficiary, investment losses, and forfeitures of any unvested amounts at termination of employment.
Article 7. Rights of Participants
7.1 Contractual Obligation. The Plan shall create a contractual obligation on the part of the Company to make payments from the Participant Accounts when due after the expiration of any vesting period. Payment of account balances shall be made out of the general funds of the Company.
7.2 Unsecured Interest. No Participant or party claiming an interest in amounts deferred by or on behalf of a Participant, including any investment gains or losses thereon, shall have any interest whatsoever in any specific asset of the Company. Any and all investments remain the property of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.
7.3 Authorization for Trust. The Company may, but shall not be required to, establish one or more trusts, with such trustee as the Committee may approve, for the purpose of providing for the payment of vested deferred amounts. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any amounts deferred under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such vested deferred amounts shall remain the obligation of, and shall be paid by, the Company.
7.4 Employment. Nothing in the Plan shall interfere with nor limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

Article 8. Withholding of Taxes
Subject to the provisions of Section 10.8, all awards under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any cash or stock under the Plan on the satisfaction of applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of stock which the Participant already owns, or through the surrender of cash or stock to which the Participant is otherwise entitled under the Plan.
Article 9. Amendment and Termination
Subject to the provisions of Section 10.8, the Company hereby reserves the right to amend, modify, or terminate the Plan at any time by action of the Committee. Except as described below in Section 10.5, no such amendment or termination shall in any material manner adversely affect any Participant’s rights to amounts previously deferred hereunder, or investment gains or losses thereon, without the consent of the Participant.
Article 10. Miscellaneous
10.1 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to either the Vice President – Human Resources or General Counsel at the principal office of the Company at 600 Grant Street, Pittsburgh, PA 15219. Notice mailed to a Participant shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
10.2 Nontransferability. Participant’s rights to deferred amounts, contributions, and investment gains and losses credited thereon under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant.

10.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
10.4 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.
10.5 Status under ERISA. The Plan is intended to be an unfunded plan which is maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, subject to the provisions of Section 10.8, the Committee may terminate the Plan and commence termination payout for all or certain Participants, or remove certain employees as Participants, if it is determined by the United States Department of Labor or a court of competent jurisdiction that the Plan constitutes an employee pension plan within the meaning of Section 3(2) of ERISA which is not so exempt. Payout of Elective Accounts shall be made in the manner selected by each Participant under Section 4.5 herein as applicable, and payout of vested Nonelective Accounts shall be made as specified by the Committee.
10.6 Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
10.7 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
10.8 Compliance with Internal Revenue Code Section 409A. It is intended that amounts deferred under this Plan will not be taxable under Internal Revenue Code section 409A. This Plan (including prior versions) shall be interpreted and administered, to the extent possible, in a manner that does not result in a “plan failure” (within the meaning of Code section 409A(a)(1)) of this Plan or any other plan or arrangement maintained by the Company or a Subsidiary (as such term is defined in Section 5.4(a)) of the Company. The Plan is designed to comply with Code section 409A (without incurring penalties). In the event of an inconsistency between the terms of the Plan and Code section 409A, the terms of Code section 409A shall control.